Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement” or “Separation Agreement”) is entered into by and between Forge Global Holdings, Inc. (the “Company”), and Johnathan Short (“Executive”).

WITNESSETH

WHEREAS, Executive has entered into an offer letter dated as of June 10, 2022 with the Company (the “Offer Letter”) and has been employed by the Company in the position of Chief Legal Officer;

WHEREAS, in connection with Executive’s employment, Executive was granted a total of 1,972,771 restricted stock units (the “RSUs”), 1,142,879 of which are unvested as of the Separation Date (the “Unvested RSUs”), in each case, pursuant to the terms and conditions of the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan (the “Plan”) and the applicable Plan award agreements (collectively, the “Award Agreements”);

WHEREAS, unless otherwise approved by the Company, Executive’s last day of employment with the Company will be May 31, 2024 (the “Separation Date”), upon which Executive’s employment and/or service relationship with the Company and its affiliates shall terminate for all purposes; and

WHEREAS, in exchange for Executive executing and complying with the terms of this Agreement, including without limitation Executive’s execution and non-revocation of the general release of claims herein, the Company has agreed to provide Executive the below-described benefits and arrangements; and

WHEREAS voluntarily and of Executive’s own free will, Executive desires to accept the Company’s offer in exchange for executing and complying with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive hereby agree as follows:

1.Separation of Employment; Transition Period.

(a)     Separation Date. Executive confirms and understands that unless otherwise expressly set forth herein, regardless of whether Executive executes and does not revoke his acceptance to this Agreement, Executive’s employment and/or service relationship with the Company and any of its affiliates shall terminate and cease for all purposes effective as of the Separation Date, including for purposes of all salary, wages, compensation, benefits, bonuses, equity, vesting, and any other interests or benefits unless otherwise expressly set forth herein. Regardless of whether Executive timely executes and does not revoke his acceptance to this Agreement, Executive shall be paid Executive’s (i) base salary earned through the Separation Date, unpaid expense reimbursements and unused paid time off that accrued through the Separation Date on or before the time required by law and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

(b)    Transition Period. Effective through the Separation Date (the “Transition Period”), Executive (i) shall assist in the smooth and orderly transition of Executive’s duties and responsibilities, (ii) shall continue to serve as an employee in the role(s) Executive serves/served immediately prior to the Separation Date, and (iii) shall otherwise provide reasonable assistance to the Company in accordance with the reasonable directives of the Company.

(c)    Consulting Agreement. Effective on or about on June 1, 2024 or such other date as the parties may mutually agree, the Company shall engage Executive as an independent consultant upon the terms set forth in the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”). For the avoidance of doubt, Executive’s transition from an employee to an independent consultant under the Consulting Agreement will not constitute an interruption of his Service Relationship (as defined in the Plan) with regard to continued vesting of his RSUs.

2.Separation Benefits. In consideration of Executive’s promises and covenants set forth herein and further conditioned upon: (a) Executive executing, dating and delivering this Agreement to the Company in accordance with the terms provided in the paragraph titled “Older Worker Benefit Protection Act Disclosure”; (b) Executive not revoking this Agreement as provided for in the section titled “Older Worker Benefit Protection Act Disclosure”; (c) Executive executing, dating and delivering the Affirmation of General Release of Claims attached hereto as Exhibit A to the Company no earlier than the Separation Date and no later than three (3) business days after the Separation Date; and (d) Executive’s compliance with all the terms of this Agreement, as well as his continued compliance with that certain Proprietary Information and Additional Covenants Agreement, dated June 12, 2022 (the “PICA”), Company shall pay or provide to Executive the following (collectively, the “Separation Benefits”):

(a)    Severance Payment. The Company agrees to pay Executive the lump sum total of $525,000, less applicable withholdings (such payment being the “Separation Payment”). The Separation Payment is equivalent to the sum of (i) twelve (12) months of Executive’s current base salary plus (ii) Executive’s pro rata target bonus for calendar year 2024 through the Separation Date. The Company shall pay the Separation Payment to Employee within ten (10) days after the Effective Date (as defined below).

(b)    Accelerated Vesting of RSUs. The Executive shall be entitled to receive accelerated vesting with respect to 228,575 of the Unvested RSUs which shall be settled on or about the Separation Date. In addition, the Executive is currently vested in 98,859 RSUs, which RSUs shall also be settled on or about the Separation Date.

(c)    COBRA Payments. If the Executive was participating in the Company’s group health plan immediately prior to the Separation Date and properly elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall pay the monthly employer COBRA premium for the same level of group health coverage as in effect for Executive on the Separation Date until the earliest of (i) twelve (12) months following the Separation Date or (ii) the end of Executive’s eligibility under COBRA continuation coverage. Notwithstanding the foregoing, if the Company determines at any time that its payment pursuant to this paragraph may be taxable income to Executive, it may convert such payments to payroll payments directly to Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

The payments, benefits, and arrangements described in this Section 2 are collectively referred to herein as the “Separation Benefits.”

3.Full Payment and Satisfaction. Executive acknowledges and agrees that (i) subject to receipt of the Executive’s receipt of the Separation Benefits described in Paragraph 2 above, Executive has received full and timely payment of all compensation, salary, wages, bonuses, commissions, distributions, vacation pay, paid time off, severance, incentive pay, equity, profits, phantom stock payments, change in control bonuses, or other payments or benefits owed or which ever have been owed by the Company or any of its affiliates through the Separation Date, including without limitation pursuant to the Award Agreements or the Plan and (ii) the Separation Benefits provided herein, individually or in the aggregate, are in exchange for his execution and non-revocation of this Agreement, as well as his compliance with the terms hereof; provided, however, that Executive shall continue to be entitled to the rights and benefits set forth in the Consulting Agreement, subject to the additional terms set forth therein. Other than the vesting of RSUs as described in the Consulting Agreement and the 228,575 RSUs described in section 2(b) above, all remaining Unvested RSUs (the “CIC RSUs”) shall cease to vest upon the Separation Date, subject, however, to the terms of the Consulting Agreement.

4.General Release of Claims. In exchange for the consideration set forth herein, including the Separation Benefits, Executive, for Executive, Executive’s agents, attorneys, heirs, beneficiaries, administrators, executors, successors, assigns, and other representatives, and anyone acting or claiming on Executive’s or their joint or several behalf, hereby releases, waives, and forever discharges the Company, and all of its past, present or future parents, subsidiaries or affiliates, and any of its or their past, present or future employees, officers, directors, managers, trustees, board members, owners, equity holders, agents, attorneys, insurers or benefit plans and any of its or their predecessors, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown, suspected or unsuspected, claims, causes of action, demands, damages, costs, expenses, attorneys’ fees, liabilities, or other losses, from the beginning of time through the date this Separation Agreement is executed, including, but not limited to, those that in any way arise from, grow out of, or are related to Executive’s employment and/or service relationship with the Company or any of its affiliates or subsidiaries or the termination thereof or any contracts, agreements, awards, policies, plans, programs or practices with or of any Releasee. By way of example only and without limiting the immediately preceding sentence, Executive agrees that Executive is releasing, waiving, and discharging

(a)    any and all claims against the Company and the Releasees under (i) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification (WARN) Act and any state or local equivalent law(s), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Rehabilitation Act of 1973, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, and the Uniformed Services Employment and Reemployment Rights Act; (ii) applicable state or local civil rights law(s), including without limitation the Georgia Equal Pay Act (GEPA), the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code (GEEPDC), and the Georgia Discriminatory Wage Practices Based on Sex Act), each as amended; and (iii) any federal, state or municipal law, statute, ordinance or common law doctrine;

(b)    any claim to benefits under any plan, or under the federal Employee Retirement Income Security Act of 1974, as amended, except for Executive’s right to any benefits to which Executive is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or Executive’s rights, if any, under COBRA;

(c)    any and all claims under common law, including any claim for tort, breach of contract (express or implied, written or oral), quasi contract, wrongful or constructive discharge, defamation, intentional infliction of emotional distress, misrepresentation, fraud, or negligence; (d) any and all claims arising under or in connection with any agreement, understanding, contract, promise, or arrangement, written or oral, between Executive and the Company and/or any of the Releasees, including but not limited to any claims arising under or in connection with the Award Agreements or the Plan; (e) any and all claims for or relating to any compensation, distributions, salary, wages, bonuses, commissions, income, carried interest, contributions, distributions, fees, income, contributions, overtime pay, incentive compensation, equity-based compensation, stock options, shares, equity, or any other actual or prospective stock, equity, option, profits, awards or grants; and (f) any other claims Executive may now have against the Releasees, whether known or unknown to Executive; Notwithstanding any releases granted in the foregoing, Executive’s right to be held harmless and Executive’s right to indemnification from the Company, as reflected in that certain indemnity agreement, dated July 5, 2022 (the “Indemnification Agreement”), or under the Company’s by-laws or certificate of incorporation, shall not be released, altered, or limited in any way as a result of the foregoing.

In addition, in exchange for Executive’s release herein and his compliance with this Agreement, the Company, on its behalf as well as any agents, attorneys, successors, assigns, and other representatives and anyone acting or claiming on the Company’s or their joint or several behalf, hereby releases, waives, and forever discharges Executive and all of his heirs, executors and/or affiliates, agents, attorneys, insurers and any of its or their predecessors, successors, assigns, and other representatives, and anyone acting on their joint or several behalf from any and all known and unknown, suspected or unsuspected, claims, causes of action, demands, damages, costs, expenses, attorneys’ fees, liabilities, or other losses, from the beginning of time through the date this Agreement is executed, including, but not limited to, those that in any way arise from, grow out of, or are related to Executive’s employment and/or service relationship with the Company or any of its affiliates or subsidiaries or the termination thereof or any contracts, agreements, awards, policies, plans, programs or practices.

Nothing contained herein shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, the Securities and Exchange Commission (the “SEC”), or other similar governmental agency (federal, state, or local), or participating in investigations by such government entity. However, Executive acknowledges that the release Executive executes herein waives Executive’s right to seek individual remedies in any such action or to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including but not limited to, back pay, front pay, or reinstatement; however, Executive may accept any monetary award offered by the SEC pursuant to Section 21F of the Securities and Exchange Act of 1934. Executive further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Agreement, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief. Executive also does not release: (i) any rights or claims that may arise after Executive signs this Agreement or which arise under this Agreement; (ii) any rights or claims for unemployment compensation or workers’ compensation benefits; (iii) any rights under the Company’s 401(k) plan, if any; or (iv) any other rights that cannot be waived by private agreement or operation of law.

5.No Claims Filed. Executive affirms that, as of the date of execution of this Separation Agreement, Executive has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or the Releasees.

6.Affirmation of Post-Employment Obligations. In executing this Separation Agreement, Executive hereby reaffirms the post-employment obligations set forth in the PICA. It is expressly understood that the Company may (i) be entitled to repayment of all or a portion of the payments under Section 2 in the event that Executive breaches any of Executive’s obligations under this Separation Agreement or the PICA or (ii) be entitled to all Erroneously Award Compensation as defined under the Company’s Compensation Recovery Policy.

7.Return of Company Property. Executive agrees that Executive will, unless otherwise agreed to in writing by the Company or as contemplated by the Consulting Agreement, return to the Company all property and equipment of the Company or its affiliates in Executive’s possession; provided, that Executive shall retain the Company-issued laptop computer (and anything contained therein and any records related to matters upon which Executive is consulting) through the end of the Term (as defined in the Consulting Agreement), subject to any removal and/or modifications as reasonably requested by the Company. Otherwise, all records, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company or its affiliates, including without limitation any records, files, documents and programs which may constitute trade secrets and proprietary information belonging to the Company or its affiliates, in each case, shall be returned to the Company by or upon the Separation Date. Executive may not retain copies of any such records, files, documents or programs, and hereby relinquishes and assigns to the Company any and all rights, if any, that Executive may have in any such records, files, documents or programs. Executive represents that Executive has not retained any information about the Company or its affiliates on any personal computer, personal phone, portable data storage device or otherwise.

8.Non-Disclosure; Confidentiality.

(a)    Confidential Information. Subject to Section 10 below, Executive agrees that the circumstances of Executive’s separation and/or transition from the Company are strictly confidential, except that Executive may disclose the terms and conditions to Executive’s attorneys, accountants, tax consultants, spouse, state and federal tax authorities or as may otherwise be required by law (provided such parties are instructed to comply with this section).

(b)    Defend Trade Secrets Act of 2016 Notice. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Separation Agreement or any other agreement between the parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

9.Non-Disparagement. Subject to Section 10 below, Executive agrees that he will not make or cause to be made any negative, defamatory, or disparaging statements about the Company, any of the Releasees, and/or any of their respective businesses or reputations, in any manner, form, forum or media (including, without limitation, orally or in writing, in, to or via the press, any media, social media or forum, on-line, e-mail, text message, blog, posting, or otherwise) to any person, entity or third party, including without limitation to (a) any future, current or former Company employees, (b) the general public, (c) investors, clients, or customers of the Company, or (d) persons or entities with which the Company or other Releasees has or have or is or are known to be seeking business relationships. This obligation shall not in any way affect Executive’s obligation to testify truthfully in any legal proceeding or any rights Executive may have as described in Section 10 below. In addition, the Company shall not, through its directors and officers or, if willfully directed by the Company, through any other employee or agent of the Company, make or cause to be made any negative, defamatory, or disparaging statements about him in any manner, form, forum or media (including, without limitation, orally or in writing, in, to or via the press, any media, social media or forum, on-line, e-mail, text message, blog, posting, or otherwise) to any person, entity or third party.

10.Permitted Disclosures. Nothing in this Separation Agreement or any other agreement between the parties or any other policies of the Company or its affiliates shall prohibit or restrict Executive or Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Separation Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards.

11.Future Cooperation. Executive agrees to cooperate with the Company as may be reasonably requested by the Company (a) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against, by or on behalf of the Company or any of its affiliates; and (b) in connection with any inquiry regarding, investigation of or by, or legal action or complaint against the Company and/or any other Releasees that relates to events or occurrences that transpired while Executive was employed by the Company or about which Executive may otherwise have knowledge or information. The Company will reimburse Executive for reasonable business travel expenses incurred by Executive in connection with providing cooperation under sub-parts (a) and (b) of this section, subject to receipt of appropriate documentation of such expenses.

12.No Admission of Wrongful Conduct. Executive hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Separation Agreement, neither the Company nor any of the Releasees is admitting any unlawful or otherwise wrongful conduct or liability to Executive or Executive’s heirs, executors, administrators, assigns, agents, or other representatives. The Company and Releasees expressly deny any liability or alleged violation of any law, contract or applicable policy.

13.Older Worker Benefit Protection Act Disclosure. Executive recognizes that as part of Executive’s agreement to release any and all claims against the Releasees, Executive is releasing claims for age discrimination under the Age Discrimination in Employment Act. Accordingly, Executive has been afforded more than twenty-one (21) days from the date Executive received this Agreement to review this Agreement (the “Review Period”) and Executive has an additional period of seven (7) days after executing this Agreement to revoke it in writing to the Company under the terms of the Older Worker Benefit Protection Act. Any negotiated changes to this Agreement shall not restart the Review Period or extend any deadline for Executive to execute and return the Agreement to the Company. If timely signed, dated and returned to the Company and not revoked prior to the end of the seven (7) day revocation period, this Agreement shall be effective upon the expiration of the seven (7) day revocation period (the “Effective Date”). By Executive’s signature below, Executive represents and warrants that Executive has been advised to consult with an attorney of Executive’s own choosing, that Executive has been given a reasonable amount of time to consider this Agreement, and that Executive is voluntarily and knowingly waiving any right he could possibly claim to review the Agreement for an additional period of time.

14.Taxes. The Company may withhold from any amounts payable under this Separation Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Separation Agreement (including the Consulting Agreement attached hereto), the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder (or the Consulting Agreement), the Company makes no representation or warranty regarding the tax treatment and/or tax consequences of any payment described herein (including the Consulting Agreement), and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

15.Section 409A. As applicable, the parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section

16.Governing Law. This Separation Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflict of laws.

17.Statement Regarding Executive’s Transition. Executive and the Company agree to coordinate in good faith on the terms of an internal statement with respect to Executive’s separation from the Company and his related engagement as an independent consultant.

18.Entire Agreement. Except as expressly set forth herein, this Separation Agreement (including Exhibit A and Exhibit B hereto), constitutes the entire agreement between the Company and Executive with respect to the subject matter of this Separation Agreement and supersedes and replaces any prior understandings, agreements or representations, written or oral, concerning the subject matter of this Agreement. The terms of Exhibit A and Exhibit B to this Agreement, as well as the Indemnity Agreement, are incorporated herein by reference and are part of this Agreement as if set forth fully herein. This is an integrated document. By signing below, Executive acknowledges that he is not relying on any promises or representations by the Company or the agents, representatives, or attorneys of any of the entities within the definition of Company regarding any subject matter addressed in this Agreement.

19.Severability. If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable. If, moreover, any one or more of the provisions (or portions thereof) contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be unenforceable because it is excessively broad as to duration or scope of prohibited activities, it shall be (to the extent permitted by law) construed by limiting and reducing it, so as to extend and be enforced only over the maximum duration and scope of activities as to which it may be enforceable under applicable law.

20.Modification. This Agreement may be modified or amended only by a written instrument duly signed by each of the parties hereto or their respective successors or assigns. The parties’ rights and obligations hereunder shall survive this Agreement becoming effective and Executive’s termination of employment in accordance with their respective terms.

21.Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

22.Acceptance of Agreement. Executive agrees that if Executive timely revokes this Agreement prior to the end of the seven (7) day revocation period, the provisions of this Agreement shall be void and of no further force and effect, and Executive will not be eligible to serve as an independent consultant of the Company or receive any of the compensation described in the Consulting Agreement.

23.Successors and Assigns; Third-Party Beneficiaries. Executive may not assign this Separation Agreement. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets. The Releasees are expressly intended to be third-party beneficiaries of this Separation Agreement and it may be enforced by each of them.

24.Knowing and Voluntary Agreement. By Executive’s signature below, Executive represents and warrants that Executive (i) has been given a reasonable amount of time of at least twenty-one (21) days to review and consider this Agreement, (ii) is hereby advised in writing to consult with independent legal counsel in connection with this Agreement; (iii) is represented by counsel of his choosing in connection with this matter; (iv) has read and reviewed this Agreement thoroughly and fully understands its terms and conditions and their significance and has discussed them with Executive’s independent legal counsel, or has had a reasonable opportunity to have done so; and (v) agrees to all the terms and conditions of this Agreement and is signing this Agreement voluntarily and of Executive’s own free will, with the full understanding of its terms, conditions and legal consequences, and with the intent to be bound hereby.

25.Counterparts. This Separation Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Separation Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Separation Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Separation Agreement in its entirety and voluntarily executed it, as of the date(s) set forth under their respective signatures.

EXECUTIVE	FORGE GLOBAL HOLDINGS, INC.
/s/ Johnathan Short	By: /s/ Kelly Rodriques
JOHNATHAN SHORT	Name: Kelly Rodriques Title: Chief Executive Officer
Date: 5/31/2024	Date: 5/31/2024